Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EMPIRE PETROLEUM CORPORATION

Empire Petroleum Corporation (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.               The present name of the Corporation is Empire Petroleum Corporation

2.               The Corporation was originally incorporated under the name “Americomm Corporation,” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 20, 1985, and was subsequently amended (a) on July 24, 1995, changing the name of the Corporation to “Americomm Resources Corporation” and adding provisions granting director and officer indemnity and limiting their liability to the Corporation, (b) on June 27, 1996, to perform a 1 for 3 reverse stock split reducing the number of outstanding shares, (c) on June 7, 2006, authorizing additional shares of capital stock of the Corporation to 100,000,000, par value $0.001, (d) on May 31, 2012, authorizing additional shares of capital stock of the Corporation to 150,000,000, par value $0.001, and (e) on July 30, 2013, to perform a 1 for 12 reverse stock split reducing the number of outstanding shares. On August 8, 2001, a Certificate of Ownership and Merger merging Empire Petroleum Corporation into Americomm Resources Corporation and changing the name of the Corporation to Empire Petroleum Corporation was filed.

3.               The Board of Directors of the Corporation duly adopted a resolution pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) setting forth this Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the original Certificate of Incorporation as heretofore amended, declaring this Amended and Restated Certificate of Incorporation to be advisable and directing that it be submitted to the stockholders of the Corporation for their approval. The holders of the Corporation’s outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4.               The Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Article I

Name.       The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is Empire Petroleum Corporation.

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ARTICLE II

Registered Office and Registered Agent. The Address of the registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware 19801, and the Registered Agent at such office is The Corporation Trust Company.

ARTICLE III

Period of Duration. The period of the duration of the Corporation is perpetual.

ARTICLE IV

Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

Article V

A.             Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000, consisting of (a) 190,000,000 shares of common stock, par value one-tenth of one cent per share ($0.001) (the “Common Stock”) and (b) 10,000,000 shares of preferred stock, par value one-tenth of one cent per share ($0.001) (the “Preferred Stock”) issuable in one or more series as hereinafter provided. Fully paid stock of this Corporation shall not be liable for further call or assessment.

B.              Common Stock. The rights, preferences, privileges and restrictions granted or imposed upon Common Stock are as follows:

 1.               Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

 2.               Liquidation, Dissolution or Winding Up. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

 3.               Voting. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder on any matter for which Common Stock is entitled to vote. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the

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time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholders, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by the stockholder for as many persons as there are Directors to be elected and for whose election the stockholder has the right to vote, but the stockholder shall have no right to accumulate his or its votes with regard to such election.

C.              Preferred Stock. The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, this Article V (including, without limitation subparagraphs (i)-(ii) below) and to the rights of any holder of issued and outstanding shares of Preferred Stock to (a) provide by resolution (a “Preferred Stock Resolution”) for the issuance of the shares of Preferred Stock as a class or in one or more series and by filing a certificate of designation, pursuant to the DGCL, setting forth a copy of the Preferred Stock Resolution to establish from time to time the number of shares to be included in the class or in each such series, and to fix the designations, powers, preferences, and rights of the shares of the class or of each such series and the qualifications, limitations, and restrictions thereof. All shares of Preferred Stock, if issued as a class without series, or all shares of Preferred Stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative. Subject to limitations prescribed by law, this Article V (including, without limitation subparagraphs (i)-(ii) below) and to the rights of any holder of issued and outstanding shares of Preferred Stock, the authority of the Board of Directors to issue Preferred Stock shall include, without limitation, the power and authority to determine and establish by a Preferred Stock Resolution the following:

 (1)       Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Certificate of Incorporation, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;

 (2)       The rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

 (3)       Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

 (4)       The rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

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 (5)       The terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

 (6)       The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation; and

 (7)       The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation.

 (8)       Except as otherwise provided in a Preferred Stock Resolution, the number of shares constituting a series of Preferred Stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) to the fullest extent permitted by General Corporation Law of the State of Delaware by like action of the board of directors.

 (9)       Except as otherwise provided in a Preferred Stock Resolution, Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall resume the status which they had before being designated as part of a class of Preferred Stock and may be redesignated and reissued, all subject to the conditions or restrictions on issuance set forth in the Preferred Stock Resolution relating to any class or series of Preferred Stock and to any filing required by law.

Notwithstanding any other provision herein, the Board of Directors shall not be authorized and may not take action to issue Preferred Stock that would do any of the following:

(i)              upon exercise of all accumulation, redemption, conversion and/or other rights or benefits of such Preferred Stock, result in the holders of all outstanding Preferred Stock, exclusive of Series A Holders, having more than 6% of the voting power on any issue that Common Stock has a right to vote (measured as of the time such Preferred Stock is issued) unless such issuance is approved by the stockholders holding 80% of the Common Stock of the Corporation (a “Common Supermajority Vote”); or

(ii)            grant, without the approval by a Common Supermajority Vote, any rights, powers or privileges that if due or exercised (after application of all rights of conversion, dividends, distributions, redemption, accumulation and/or other rights) would, cumulatively with all other issued Preferred Stock (after application of all rights of conversion, dividends, distributions, redemption, accumulation and/or other rights), result in the right of holders of all Preferred Stock to receive dividends or distributions in any

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quarter in excess of 12% of the Corporation’s free cash flow to the firm for the preceding fiscal quarter; provided however, that if the issuance of such Preferred Stock was utilized to fund the acquisition of specific assets or development of a specific project, then the free cash flow to the firm generated by such asset(s) or project shall not be included in the calculation of maximum dividends and/or distributions to Preferred Stock.

D.             Reverse Stock Split. As of 6:00 P.M. Eastern time on March 7, 2022 (the “Effective Time”), each 4 outstanding shares of the Corporation’s Common Stock, par value $0.001 per share (“Old Common Stock”, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into 1 share of Common Stock, par value $0.00l per share (“New Common Stock”). At the Effective Time, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue, other than as set forth in Article V(A). No fractional shares shall be issued in connection with the exchange. The Holders of a number of shares of Old Common Stock not divisible by 4 shall be entitled to receive a cash payment equal to the fractional share multiplied by the average of the closing bid prices as reported by the OTC Bulletin Board for Old Common Stock on the five trading days prior to the Effective Time.

ARTICLE VI

Attributes of Shares. Subject to the terms of this Certificate of Incorporation, as amended (including by Certificate of Designation), the Board of Directors shall have the power and authority to fix or alter all shares of stock as set forth in Section 151 of Title 8 of the Delaware statutes. This power shall include, but not be limited to the division of any class of stock into series, that the Board of Directors may fix and determine relative attributes of any series so established. The Board of Directors may, in establishing such series within a class of stock, prescribe different privileges, conversion and redemptive rights and preferences between such series; provided, however that all shares of any one series shall have the same voting privileges, conversion and redemptive rights.

ARTICLE VII

Preemptive Rights. There shall be no preemptive rights to acquire unissued and/or treasury shares of the Stock of the Corporation.

ARTICLE VIII

Amendments to Certificate of Incorporation. Article I (Name of the Corporation) and Article II (Registered Agent and Office) may be amended by majority vote of the entire board, and the Common Stock. Except for the amendment of Article I (Name of the Corporation), Article II (Registered Agent and Office), and as otherwise expressly provided for in this Amended and Restated Certificate of Incorporation, the provisions or articles herein may be amended or altered only by the majority vote of the entire Board of Directors and approval by the stockholders holding 80% of the Common Stock of the Corporation and/or Preferred Stock with applicable voting rights, if any, voting together as a single class (a “Supermajority Vote”). For purposes of this Amended and Restated Certificate of Incorporation, a majority vote of the “entire Board of

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Directors” means a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Notwithstanding the foregoing, the holders of Common Stock shall not be entitled to vote or have authority to approve or disapprove of any modification, amendment, or other alteration of any certificate of designation if such certificate of designation grants and/or reserves that right to the holders of the series of Preferred Stock.

ARTICLE IX

A.              Amendment of Bylaws by the Board of Directors. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware but subject to the limitations contained in the Certificate of Incorporation (including any certificate of designation), the Board of Directors shall have the power to adopt, amend, alter or repeal the bylaws of the Corporation. Any adoption, amendment, alteration or repeal of the bylaws of the Corporation by the Board of Directors will require the approval of a majority vote of the entire Board of Directors.

B.            Amendment of Bylaws by the Stockholders.  Subject to the limitations contained in the Certificate of Incorporation (including any certificate of designation), the stockholders also will have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Amended and Restated Certificate of Incorporation, as amended (including any certificate of designation), the affirmative vote of the holders of at least 65% of the Common Stock of the Corporation and/or Preferred Stock with voting rights, if any, voting together as a single class, will be required to adopt, amend or repeal any provision of the bylaws of the Corporation; provided, further, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Article X

Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three (3) directors and no more than six (6) directors. Directors need not be stockholders. Any director may be removed with or without cause but only by the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors voting separately and as a single class.

ARTICLE XI

Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification right than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Indemnification of Others. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses to directors and officers of the Corporation.

Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually incurred by a director or officer of the Corporation in defending any Proceeding in advance of its final disposition, provided, however, that if the DGCL requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, then payment shall be made only upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses hereunder or otherwise.

Non-Exclusivity of Rights. The rights conferred on any person by this Article XI will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Corporation’s bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation,

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partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this Article XI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XII

Shareholder Written Consent. Except as otherwise provided in an applicable Certificate of Designation issuing Preferred Stock, Stockholders may only submit actions by written consent two times in any calendar year. There shall be no limit on the number of matters/actions that may be authorized within the two authorized written consents in any calendar year provided only two may be submitted within a calendar year. All other actions required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders of Corporation and may not be taken by consent of the stockholders.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 4th day of March, 2022 by its President.

/s/ Michael Morrisett

Michael Morrisett, President

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